SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  ___________
                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)



                             Hartmarx Corporation
    -----------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, $2.50 par value per share
    -----------------------------------------------------------------------
                        (Title of Class of Securities)


                                  417119-10-4
  --------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2002
    -----------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

_____________
         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.  417119-10-4              13G                      Page 2 of 6


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     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Hartmarx Retirement Income Trust
                    36-6807362

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     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:      (a)  |_|
                                                                   (b)  |_|

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     (3)   SEC USE ONLY

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     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                  ILLINOIS

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                                  (5)    SOLE VOTING POWER
           NUMBER OF                     4,337,399
            SHARES                ---------------------------------------------
         BENEFICIALLY             (6)    SHARED VOTING POWER
           OWNED BY                      0
             EACH                 ---------------------------------------------
           REPORTING              (7)    SOLE DISPOSITIVE POWER
            PERSON                       4,337,399
             WITH                 ---------------------------------------------
                                  (8)    SHARED DISPOSITIVE POWER
                                         0

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     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,337,399

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     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES*                                                  |_|

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     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.14%  (See response to Item 4).

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     (12)  TYPE OF REPORTING PERSON*
           EP

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CUSIP No.  417119-10-4                13G                        Page 3 of 6



         Item 1(a).        Name of Issuer:

                           Hartmarx Corporation

         Item 1(b).        Address of Issuer's Principal Executive Offices:

                           101 North Wacker Drive
                           Chicago, Illinois 60606

         Item 2(a).        Name of Person Filing: Hartmarx Retirement Income
                           Trust

         Item 2(b).        Address of Principal Business Office or, if None,
                           Residence:

                           c/o Hartmarx Corporation
                           101 North Wacker Drive
                           Chicago, Illinois 60606

         Item 2(c).        Citizenship: Illinois

         Item 2(d).        Title of Class of Securities:

                           Common Stock, $2.50 par value per share ("Common Stock")

         Item 2(e).        CUSIP Number:

                           417119-10-4

         Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person
                           Filing is a:

                           (a)      [ ] Broker or dealer registered under
                                    Section 15 of the Exchange Act;

                           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

                           (c)      [ ] Insurance company as defined in
                                    Section 3(a)(19) of the Exchange Act;

                           (d)      [ ] Investment company registered under
                                    Section 8 of the Investment Company Act;

                           (e) [ ] An investment adviser in accordance with Rule 13d- 1(b)(1)(ii)(E);

                           (f) [X] An employee benefit plan or endowment fund in accordance with Rule
                                    13d-1(b)(1)(ii)(G);

                           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                           (h)      [ ] A savings associations as defined in
                                    Section 3(b) of the Federal Deposit
                                    Insurance Act;

                           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                           (j)      [ ] Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).

         Item 4.           Ownership.

                           (a) Amount beneficially owned: 4,337,399

                           (b) Percent of class: 13.14%

                           (c) Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote:
                               4,337,399

                (ii)    Shared power to vote or to direct the vote:
                               0

                (iii)   Sole power to dispose or to direct the disposition of:
                               4,337,399

                (iv)    Shared power to dispose or to direct the disposition of:
                               0

         Item 5.           Ownership of Five Percent or Less of a Class.

                                    N/A

         Item 6.           Ownership of More than Five Percent on Behalf of
                           Another Person.

                                    N/A

         Item 7.           Identification and Classification of the
                           Subsidiary Which Acquired the Security Being
                           Reported on by the Parent Holding Company or Control Person.

                                    N/A

         Item 8. Identification and Classification of Members of the Group.

                                    N/A

         Item 9.           Notice of Dissolution of Group.

                                    N/A

         Item 10.          Certification.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 January 23, 2003
                                         -----------------------------------
                                                     (Date)

                                         THE NORTHERN TRUST COMPANY, AS
                                         TRUSTEE OF THE HARTMARX
                                         RETIREMENT INCOME TRUST


                                         By: /s/ MARTIN F. MULCRONE
                                             --------------------------------
                                             Name:  Martin F. Mulcrone
                                             Title: Vice President